Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman of the Board	Karl Plath or Brien Gately
(561) 478-8770 Ext. 123	(847) 564-5610

HearUSA REPORTS NET REVENUE OF $18.6 MILLION
AND FIRST-QUARTER NET PROFIT

     • Net Revenues Reaches Record $18.6 Million
     • Company Reports Net Income of $201,228, $.01 EPS
     • Results Benefit From Cost Controls, Improved Operations

WEST PALM BEACH, Fla., May 6, 2003—HearUSA, Inc. (AMEX: EAR), today reported first-quarter net income of $201,228, or $.01 per share, compared with a net loss of $1,552,805, or a loss of $.11 per share, a year earlier. Net revenue was approximately $18.6 million for the 2003 first quarter compared to approximately $12 million for the 2002 first quarter. Net revenue increased 55 percent compared to the 2002 first quarter. HearUSA also reported operating income of approximately $872,171 for the 2003 first quarter compared to an operating loss of $1,065,167 in the 2002 first quarter.

“Our solid first-quarter showing resulted from successful execution of several key elements in our strategic plan,” said Paul A. Brown, M.D., Chairman. “The increased revenues compared to the year-ago first quarter reflect the benefits from last year’s acquisition of Helix Hearing Care Of America and our new nationwide presence. Additionally, in the first quarter of 2003, the Company began earning the first revenue from several new managed-care contracts announced earlier this year.

“We have substantially reorganized and streamlined the operations of the combined companies with a shift in emphasis from building market share to growing earnings,” Dr. Brown said. “ Our success in these initiatives was first evident during the fourth quarter of 2002, which was adversely affected by the remaining nonrecurring charges related to the Helix acquisition.”

Dr. Brown noted that March was an especially strong month with more than $8 million in net revenue (for a five week month), also a company record.

“Over the past year the company has instituted cost controls that have reduced its breakeven point to approximately $18 million in quarterly revenue,” Dr. Brown said. On a year-over-year basis, center operating expenses for the first quarter were reduced to about 46 percent of sales from 56 percent and general and administrative expenses dropped to 14 percent of sales from nearly 20 percent.

HearUSA completed the first quarter 2003 with a cash position of $6.9 million, up from $2.6 million at the end of 2002. The increase was the result of positive cash flow and a $3.5 million loan for working capital purposes.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 173 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the provinces of Ontario and Quebec, Canada. For additional information click on “investor information” at our website www.hearusa.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements concerning the expected results of cost control and other measures implemented to improve financial results and efficiency and expected break-even level of revenue for the company. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to increase sales and control costs, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts and general industry and market conditions.

	For the Quarter Ended

	March 29, 2003	March 30, 2002

Net Revenues	$18,580,271	$12,010,016
Income (Loss) From Operations	872,171	(1,065,167)
Net Income (Loss) Before Preferred Dividends	349,552	(1,384,736)
Dividends on Preferred Stock	(148,324)	(168,069)

Net Income (Loss) Applicable To Common Stockholders	201,228	(1,552,805)

Net Income (Loss) Per Common Share — basic	$0.01	$(0.11)

Net Income (Loss) Per Common Share — diluted	$0.01	$(0.11)

Weighted Average Number Of Shares of Common Stock Outstanding basic	30,426,106	14,057,243

diluted	55,836,097	14,057,243

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